Exhibit 99.1

May 18, 2009

News Release

Source:  EnXnet, Inc.

Down Stream Manufacturing Equipment Purchased For MultiMedia Gift Card™ - Will Be Able To Run More Than 5,000,000 Cards Per Month

Tulsa, OK., May 18, 2009 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that down stream manufacturing equipment has been purchased and is scheduled to be installed and fully operational around June 15, 2009.  At full capacity, this equipment is rated to handle around 5,000,000 MultiMedia Gift CardsTM per month.  EXNT’s partners will now have the ability to accept larger orders.

This will allow our manufacturing partners to simplify production by combining the down stream process in one location: such things as printing, mag stripe, encoding the mag stripe, bar coding, serialization and scratch offs.  This new custom made equipment will allow us to combine all of these functions into one manufacturing line.

Ryan Corley, CEO of EnXnet, Inc., stated, “Our partners will now be able to handle larger orders, reduce manufacturing and delivery time, and improve production of the product.  This is a huge financial commitment that was just made by our partner.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

For Investor Relations
Integrated Capital Partners, Inc.
James Farinella
Ph:  908-204-0004
Website:  www.stockreportcard.com

investor@enxnet.com
www.enxnet.com